SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                      ------------------------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        American Health Properties, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                          95-4084878
(State of Incorporation or                     (IRS Employer Identification No.)
     Organization)

6400 South Fiddler's Green Circle
          Suite 1800
       Englewood, Colorado                                    80111
(Address of Principal Executive                            (Zip Code)
Offices)

If this form relates to the                     If this form relates to the
registration of a class of                      registration of a class of
securities pursuant to Section                  securities pursuant to Section
12(b) of the Exchange Act and is                12(g) of the Exchange Act and is
effective pursuant to General                   effective pursuant to General
Instruction A. (c), please check                Instruction A. (d), please check
the following box.|X|                           the following box. | |

 Securities Act registration statement file number to which this form relates:
                                    001-09381
                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                     Name of Each Exchange on Which
          To Be So Registered                     Each Class Is To Be Registered
          -------------------                     ------------------------------

Preferred Stock Series A Purchase Rights           New York Stock Exchange, Inc.


       Securities to be registered pursuant to Section 12(g) of the Act:
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On August 3, 1999, in connection with the execution of an Agreement and Plan of Merger, dated as of August 4, 1999 (the "Merger Agreement"), between American Health Properties, Inc., a Delaware corporation (the "Company"), and Health Care Property Investors, Inc., a Maryland corporation ("HCPI"), the Company and CHASEMELLON SHAREHOLDER SERVICES L.L.C., a New Jersey limited liability company, as successor to MANUFACTURERS HANOVER TRUST COMPANY OF CALIFORNIA, a California corporation (the "Rights Agent"), entered into Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of April 10, 1990 (the "Rights Agreement"), between the Company and the Rights Agent. The Rights Agreement was filed on April 12, 1990, by the Company as an exhibit to Form 8- A. The Amendment amends various provisions of the Rights Agreement to
(a) ensure that the execution of the Merger Agreement and consummation of the transactions contemplated thereby do not trigger unintended consequences under the Rights Agreement, and (b) provide that the Rights Agreement will terminate immediately prior to the merger of the Company with and into HCPI.

     The foregoing description is qualified in its entirety by reference to the Amendment which is attached as an exhibit hereto and is incorporated herein by reference.

     The Rights Agreement has been filed on the Company's Form 8-A, and is incorporated herein by reference as an exhibit hereto.

ITEM 2. EXHIBITS.

Exhibit No.       Description
-----------       -----------

   99.1 Amendment No. 1 to the Rights Agreement, dated as of August 3, 1999, between the Company and the Rights Agent.

   99.2 Rights Agreement, dated as of April 10, 1990, between the Company and the Rights Agent.*


--------

* Previously filed as Exhibit 2 to the Company's Current Report on Form 8-A filed on April 12, 1990.

                                    SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    AMERICAN HEALTH PROPERTIES, INC.

                                    By:  /s/ Michael J. McGee
                                        ----------------------------------------
                                        Name:  Michael J. McGee
                                        Title: Senior Vice President,
                                               Chief Financial Officer
                                                 and Treasurer


Date:  August 4, 1999


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